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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)


                               Liquid Audio, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
    ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   53631T102
         ---------------------------------------------------------------
                                 (CUSIP Number)


                               September 12, 2003
    ------------------------------------------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [x] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

                                  Page 1 of 5



     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G


 CUSIP No. 53631T102                                        Page 2 of 5

  ------------------------------------------------------------------------
    1.   Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Lloyd I. Miller, III         ###-##-####
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         United States
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of        491,061
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by         1,939,798
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person           491,061
    With         ---------------------------------------------------------
                 8.  Shared Dispositive Power
                     1,939,798
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         2,430,859
  ------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9)                     [ ]

  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
         10.5%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
         IN-IA-OO
  ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Item 1.

         (a) Name of Issuer:                    Liquid Audio, Inc.

         (b) Address of Issuer's Principal
             Executive Offices:                 888 Seventh Avenue
                                                17th Floor
                                                New York, NY 10019

 Item 2.

         (a) Name of Person Filing:             Lloyd I. Miller, III

         (b) Address of Principal Business
             Office or, if none, Residence:     4550 Gordon Drive
                                                Naples, Florida 34102

         (c) Citizenship:                       U.S.A.

         (d) Title of Class of Securities:      Common Stock

         (e) CUSIP Number:                      53631T102

 Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable, this statement is filed pursuant to Rule 13d-1(c).


Item 4. OWNERSHIP: The reporting person shares dispositive and voting power with respect to 1,939,798 shares of the reported securities as an advisor to the trustee of certain family trusts. The reporting person has sole dispositive and voting power with respect to 491,061 shares of the reported securities as (i) an individual and (ii) as the manager of a limited liability company that is the general partner of a certain limited partnership.

         (a) 2,430,859

         (b) 10.5%

         (c) (i)   sole voting power:         491,061

             (ii)  shared voting power:       1,939,798

             (iii) sole dispositive power:    491,061

             (iv)  shared dispositive power:  1,939,798


 Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.


 Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Persons other than Lloyd I. Miller, III have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

 Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

 Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

 Item 9. NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE
                                 ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     /s/ Lloyd I. Miller, III
 Dated: September 29, 2003        -----------------------------------
                                  Lloyd I. Miller, III